EXHIBIT 10.1

HEPALIFE TECHNOLOGIES, INC.

Suite 216 – 1628 West 1st Avenue

Vancouver, BC, V6J 1G1

   August 1, 2006

Frank Menzler

64 Gregory Street

Marblehead, MA 01945

Re: Employment Agreement

Dear Frank:

This letter sets forth the terms and conditions of your employment by the HepaLife Technologies, Inc. (the “Company").

1. Position and Duties.

You shall be employed by the Company as its President and Chief Executive Officer; in performance of your duties, you shall be subject to the direction of, and be reporting directly to, the Company's Board of Directors (the "Board"); provided that, if requested by the Board, you will immediately resign as an officer of the Company. You shall be available to travel as the needs of the business require. You agree to exclusively devote your full business time, energy and skill to the duties assigned to you by the Board.

2. At-Will Employment.

Until such time that you receive a valid Green Card authorization in the United States, this employment agreement may be terminated by either party ‘at-will” - with or without cause - by providing 90 days advance notice to the end of a calendar quarter. Upon receipt of a valid Green Card authorization, anything herein to the contrary notwithstanding, your employment with and by the Company is “at-will employment” and may be terminated by you or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

3. Compensation.

You shall be compensated by the Company for your services as follows:

(a) Salary: Commencing October 1, 2006, you shall be paid a monthly salary of $18,750.00 ($225,000.00 per year), subject to applicable tax withholding, payable in 24 installments on the 15th and last day of each calendar month during the term of this Agreement. Such salary shall be subject to periodic review and adjustment in accordance with the Company's salary review policies and practices then in effect for its senior management.

(b) Stock Options: Upon commencement of employment on October 1, 2006, you and the Company will enter into a Stock Option Agreement (the “Stock Option Agreement”), pursuant to which you shall receive a total of 2,250,000 options (the “Options”) to purchase up to an aggregate of 2,250,000 shares of the Company’s common stock; the Options, which will be priced on the close of business on the 29th day of September, will be  subject to and shall have such restrictions, vesting requirements and exercise provisions as are set forth in the Stock Option Agreement, the terms and conditions of which will be consistent with  those contained in a General Offer of Employment dated June 1, 2006. The granting of the Options shall be effective only upon delivery of a fully executed Stock Option Agreement.

(c) Additional Benefits: You shall be entitled to four weeks of paid vacation annually. Nothing contained herein shall preclude you from participating in the present or future employee benefit plans of the Company for its senior executive staff, provided that you meet the eligibility requirements for participation in any such plans.

4. Expenses.

(a) Initial Expense Reimbursement: You shall receive a one time payment of $35,000.00 to reimburse you for certain expenses incurred by you in connection with your acceptance of employment hereunder (the “Initial Expense Reimbursement”) to relocate. Should the company terminate your employment without cause during your tenure, the company will reimburse you for reasonable relocation expenses (not to exceed $35,000) upon presentation of invoices. The Company’s commitment to reimburse your relocation expenses upon termination without cause shall expire as soon as you receive your Green Card. Should your employment be terminated by yourself or by the Company for cause, within twelve (12) months of the date of this Agreement, the Initial Expense Reimbursement shall become due and payable on a pro-rated monthly basis to the Company within 5 calendar days of the termination date. This Paragraph 4(a) shall survive the termination of this Agreement.

(b) Medical Expense/Life Insurance: During the term of this Agreement, the Company agrees to pay your current monthly COBRA insurance premiums (“COBRA premiums”) of up to $2,000.00 per month until such time that the Company can make available an alternative medical insurance plan. You are also entitled to term life insurance and travel insurance, not to exceed total premium payments of $1,000.00 per year.

(c) US VISA/Work authorization: The Company will assist you in obtaining the necessary Visa/Work Authorization for you and your family, followed immediately by an application for a US Green Card, on the assumption, and agreement by you, that you meet all necessary criteria for obtaining a Green Card. Any legal cost associated with obtaining a Green Card will be paid by the Company.

(d) Other Expenses: You shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of your duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

5.  Your Representations and Warranties:  You represent and warrant to the Company that (a) you are under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of your duties hereunder, or the other rights of the Company hereunder, and (b) you are under no physical or mental disability that would hinder your performance of duties under this Agreement.

6. Termination of Salary, Benefits and Options: In the event of the termination of your employment by the Company or by you under Paragraph 2, then as of the date of the termination of your employment as set forth in either the Company’s notice to you or your notice to the Company, as the case may be (i), you shall no longer be entitled to any compensation under Paragraph 3 hereof, (ii) you shall no longer be entitled to any reimbursement of expenses under Paragraph 4 hereof, except for expenses incurred by you and approved by the Company prior to the date of such termination, (iii) any and all unexercised Options shall expire and shall no longer be exercisable as of the date of termination of this Agreement, and (iv) neither party hereto shall have any further rights or obligations hereunder (except obligations expressly stated to survive the termination of this Agreement). Nothing shall limit your right to be indemnified by the Company, subject to its indemnification policies then in effect, for your actions as a director or officer of the Company, provided such indemnification would otherwise have been available to you.

7. Non Competition; Non Solicitation:  (a)

In view of the unique and valuable services it is expected that you will render to the Company, your knowledge of its trade secrets, and other proprietary information relating to the business of the Company and in consideration of the compensation to be received hereunder, you will not, during the period you are employed by the Company, engage in, or otherwise directly or indirectly, be employed by, or act as a consultant or lender to, or, without the prior written approval of the Board, be a director, officer, owner, or partner of, any other business or organization that is engaged in the same field of research and development as is the Company. Nothing herein shall be deemed to preclude you from being an officer, director, owner, investor in, or partner of, any business or organization which is not competing with the Company, provided the same does not in any manner whatsoever impair your ability to perform your duties under this Agreement.

(b) During your employment and for a period of one year following the termination of your employment, you will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers, or employees.

(c) During your employment and for a period of one year following the termination of your employment, you shall not make any critical or disparaging statements about the Company or any of its employees, directors or products to any other person or entity.

(d) Since a breach of the provisions of this Paragraph 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and you hereby consent to the issuance of such injunction. You agree that the provisions of this Paragraph 7 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in this Paragraph 7 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. This Paragraph 7 shall survive the termination of this Agreement.

8. Intellectual Property: Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Intellectual Property”) which you now, or hereafter during the period you are employed by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, you shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all your right, title, and interest in and to such Intellectual Property free and clear of all liens, charges, and encumbrances. This Paragraph 8 shall survive the termination of this Agreement.

9. Confidential Information: All confidential information which you may now possess, or may obtain or create prior to the end of the period you are employed by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by you to any other person or entity either during or after the termination of your employment or used by you except during your employment by the Company in the business and for the benefit of the Company.  You shall return all tangible evidence of such confidential information to the Company prior to or at the termination of your employment. This Paragraph 9 shall survive the termination of this Agreement.

10. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

11. No Reliance on Representations: You acknowledge that you are not relying, and have not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

12. Entire Agreements; Amendments: This Agreement sets forth our entire understanding of the parties with respect to your employment by the Company, supersedes all existing agreements between you and the Company concerning such employment, and may be modified only by a written instrument duly executed by each of you and Company.

13.  Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

14. Construction: You and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by you and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.  Severability: Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

16. Notices: All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified or registered mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iv) hand delivery as follows:

To the Company:

HepaLife Technologies, Inc.

Suite 216 – 1628 West 1st Avenue

Vancouver, BC, V6J 1G1

Fax:

604-659-5029

Attention:

Mr. Harmel S. Rayat,

President and Chief Executive Officer

To you:

64 Gregory Street

Marblehead, MA 01945

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 16. Any notice given in accordance with the provisions of this Paragraph 16 shall be deemed given (i) three (3) Business Days after mailing (if sent by certified mail), (ii) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

17. Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law.  All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

19. Date of Agreement.  The date of this Agreement shall be August 1, 2006 regardless of the date it is signed by you.

If you find the foregoing acceptable, please acknowledge your acceptance of, and agreement with, the terms and conditions set forth above by signing the enclosed copy of this letter in the space provided and returning the same to the undersigned.

Sincerely,

HepaLife Technologies, Inc.

/s/ Harmel S. Rayat

Harmel S. Rayat

President and Chief Executive Officer

On this 1st day of August, 2006, I agree to and accept employment with HepaLife Technologies, Inc. on the terms and conditions set forth in this Agreement.

Dated: August 1, 2006

/s/ Frank Menzler

Frank Menzler